As filed with the Securities and Exchange Commission on September 24, 1999

                                                 Registration No. 333-86081
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT No. 1

                                    to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                                 PROLOGIS TRUST
             (Exact name of registrant as specified in its charter)

                                --------------

                Maryland                               74-2604728
        (State of organization)           (I.R.S. Employer Identification No.)

                 14100 East 35th Place, Aurora, Colorado 80011
                                 (303) 375-9292
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                          Edward S. Nekritz, Secretary
                                 ProLogis Trust
                             14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292

 (Name, address, including zip code, and telephone number, including area code, of agent for service):

                                   Copies to:
                                Michael T. Blair
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                                 (312) 782-0600

                                --------------

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

PROSPECTUS

                            [LOGO OF PROLOGIS TRUST]

                                 ProLogis Trust
                             14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292

                              32,683 Common Shares

                                ----------------

   We may issue up to 32,683 common shares to the limited partners of Meridian Realty Partners, L.P., a Delaware limited partnership, upon exchange of their units of partnership interest in that partnership. Those limited partners may then offer to resell those common shares. ProLogis, through a wholly owned subsidiary, is the sole general partner of Meridian Realty Partners. We are registering the common shares so that the limited partners who may be affiliates of ProLogis may resell those common shares from time to time, but the registration of the common shares does not necessarily mean that the limited partner will offer or sell any of the common shares.

   The limited partners may from time to time offer and sell the common shares on the New York Stock Exchange or otherwise and they may sell the common shares at market prices or at negotiated prices. They may sell the common shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, pursuant to Rule 144 under the Securities Act of 1933 or otherwise. If the limited partners sell the common shares through brokers, they expect to pay customary brokerage commissions and charges.

   We will not receive any additional cash consideration when we issue common shares to the limited partners upon exchange of their units of partnership interest. Also, we will not receive any of the proceeds when the limited partners sell any of those common shares. However, we have agreed to pay the majority of the expenses of the registration and sale of the common shares.

   Our common shares are listed on the New York Stock Exchange under the symbol "PLD". On September 23, 1999, the last reported sale price of our common shares on the New York Stock Exchange was $18.5625 per share.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

            The date of this prospectus is September 24, 1999.

   We have not authorized any person to give any information or to make any representation not contained in this prospectus in connection with any offering of these common shares. This prospectus is not an offer to sell any security other than these common shares and it is not soliciting an offer to buy any security other than these common shares. This prospectus is not an offer to sell these common shares to any person and it is not soliciting an offer from any person to buy these common shares in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or these common shares are offered or sold on a later date.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
PROLOGIS TRUST............................................................   1

USE OF PROCEEDS...........................................................   2

DESCRIPTION OF COMMON SHARES..............................................   2

DESCRIPTION OF PROVISIONS OF MARYLAND LAW AND OF PROLOGIS' DECLARATION OF
 TRUST AND BYLAWS.........................................................   7

DESCRIPTION OF PARTNERSHIP UNITS..........................................   9

EXCHANGE OF PARTNERSHIP UNITS.............................................  14

REGISTRATION RIGHTS.......................................................  16

COMPARISON OF OWNERSHIP OF PARTNERSHIP UNITS AND COMMON SHARES............  17

FEDERAL INCOME TAX CONSIDERATIONS.........................................  29

SELLING SHAREHOLDERS......................................................  38

PLAN OF DISTRIBUTION......................................................  38

EXPERTS...................................................................  39

LEGAL MATTERS.............................................................  39

WHERE YOU CAN FIND MORE INFORMATION.......................................  40

INCORPORATION BY REFERENCE................................................  40

                                 PROLOGIS TRUST

   ProLogis is a real estate investment trust organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. ProLogis deploys capital in markets that ProLogis believes have excellent long-term growth prospects and in markets where ProLogis believes it can achieve a strong position through the acquisition and development of flexible facilities designed for both warehousing and light manufacturing uses. ProLogis is an international company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the ProLogis Operating System(TM) and believes it has distinguished itself from its competition by being the only entity that combines all of the following:

  (1) An international operating platform dedicated to providing distribution facilities to a targeted customer base of the 1,000 largest users of distribution facilities worldwide, 430 of which are currently ProLogis customers;

  (2) An organizational structure and service delivery system built around the customer--ProLogis believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence in each of its target markets; and

  (3) A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for ProLogis' distribution facilities.

   As of June 30, 1999, ProLogis' real estate assets, including assets held by unconsolidated subsidiaries and joint ventures, consisted of approximately
147.0 million square feet of operating distribution facilities and approximately 16.5 million square feet of refrigerated distribution facilities. In addition, ProLogis had 8.8 million square feet of distribution facilities under development at a total expected investment of $509.5 million. ProLogis has facilities in 94 North American and European Markets. Also, ProLogis owned or controlled approximately 4,962 acres of land for future development of approximately 79.9 million square feet of distribution facilities. ProLogis' objective is to increase shareholder value by achieving long-term sustainable growth in cash flow.

   ProLogis was originally formed in June 1991 to take advantage of two strategic opportunities identified as a result of extensive market research:

  . the opportunity to build a distribution and light manufacturing asset base at costs significantly below replacement cost and a land inventory at attractive prices; and

  . the opportunity to create, for the first time, a national operating company which would differentiate itself from its competition through its ability to meet a corporate customer's distribution facility requirements on a national, regional and local basis.

   In 1997, ProLogis began expanding its operations into Mexico and Europe to meet the needs of its targeted national and international customers as they expanded and reconfigured their distribution facility requirements globally. Consistent with ProLogis' objective of expanding its services platform for its targeted customer base, in 1997 and 1998 ProLogis further expanded to serve the refrigerated logistics needs of its customers by acquiring an international refrigerated distribution network. Today, ProLogis' business is organized into the following segments:

  . acquisition and development of industrial distribution facilities for long-term ownership and leasing in North America and Europe;

  . operation of refrigerated distribution facilities through unconsolidated subsidiaries, one operating in North America and one operating in nine countries in Europe; and

  . development of distribution facilities for future sale or on a fee basis in North America and, through an unconsolidated subsidiary, in the United Kingdom.

   This global network of distribution facilities has ProLogis well positioned to become the global leader in this rapidly consolidating industry.

                                USE OF PROCEEDS

   ProLogis will not receive any additional consideration when it issues its common shares to the limited partners of Meridian Realty Partners upon exchange of their units of partnership interest in the partnership. Also, ProLogis will not receive any of the proceeds from the sale of any of the common shares by the limited partners. The limited partners will receive all proceeds from the sale of the common shares.

                          DESCRIPTION OF COMMON SHARES

General

   ProLogis' declaration of trust authorizes ProLogis to issue up to 275,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as ProLogis' board of trustees may create and authorize from time to time. ProLogis' board of trustees may amend ProLogis' declaration of trust without shareholder consent to increase or decrease the aggregate number of shares or the shares of any class which ProLogis has authority to issue. At September 23, 1999, 161,501,831 common shares were issued and outstanding and held of record by approximately 11,689 shareholders.

   The following description of certain general terms and provisions of the common shares is not complete and you should refer to ProLogis' declaration of trust and bylaws for more information.

   The outstanding common shares are fully paid and, except as set forth below under "--Shareholder liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of ProLogis. In the event of a liquidation, dissolution or winding up of the affairs of ProLogis, the holders of the common shares are entitled to share ratably in the assets of ProLogis remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A cumulative redeemable preferred shares, Series B cumulative convertible redeemable preferred shares, Series C cumulative redeemable preferred shares, Series D cumulative redeemable preferred shares and Series E cumulative redeemable preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The right of holders of the common shares are subject to the rights and preferences established by the board of trustees for the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares and Series E preferred shares and any other series of preferred shares which may subsequently be issued by ProLogis.

Purchase rights

   On December 7, 1993, the board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to holders of common shares of record at the close of business on December 31, 1993. The holders of any additional common shares issued after such date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each such additional common share. Each purchase right entitles the holder under set circumstances to purchase from ProLogis one one-hundredth of a share of Series A junior participating preferred shares, par value $0.01 per share at a price of $40.00 per one one-hundredth of a Series A junior preferred share, subject to adjustment. Purchase rights are exercisable when a person or group of persons, other than Security Capital Group Incorporated, acquires 20% or more of the outstanding common shares or announces a tender offer or exchange offer for 25% or more of the outstanding common shares. Under set circumstances, each purchase right entitles the holder to purchase, at the purchase right's then current exercise price, a number of common shares having a market value of twice the purchase right's exercise price. The acquisition of ProLogis pursuant to some types mergers or other business transactions would entitle each holder to purchase, at the purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the purchase right's exercise price. The purchase rights held by 20% shareholders, other than Security Capital Group would not be exercisable. The purchase rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per purchase right payable in cash, shares of ProLogis or any other form of consideration determined by the board of trustees.

Transfer agent

   The transfer agent and registrar for the common shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021. The common shares are listed on the New York Stock Exchange under the symbol "PLD."

Restriction on size of holdings

   The ProLogis declaration of trust restricts beneficial ownership, or deemed ownership by virtue of the attribution provisions of the Internal Revenue Code or Section 13(d) of the Securities Exchange Act of 1934, of ProLogis' outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving ProLogis' real estate investment trust status under the Internal Revenue Code and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For ProLogis to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of trustees in protecting and preserving ProLogis' real estate investment trust status under the Internal Revenue Code.

   The ownership restriction does not apply to Security Capital Group, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule. Additionally, the ownership limit is subject to an exception for holders who were the beneficial owners of shares, or who possessed securities convertible into shares, in excess of the ownership limit on and immediately after the adoption of ProLogis' declaration of trust by the board of trustees on June 24, 1999.

   These holders may beneficially own shares or possess securities convertible into shares, only up to their respective existing holder limits. The existing holder limit for any such holder is equal to the percentage of outstanding shares beneficially owned, or which would be beneficially owned upon the exchange of convertible securities, by the holder on and immediately after the adoption of the declaration of trust.

   ProLogis' board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to ProLogis' board of trustees and upon such other conditions as ProLogis' board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to ProLogis of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the proposed transferee owning ProLogis' shares in excess of the ownership limit. ProLogis' board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it determines to be necessary or advisable in order to determine or ensure ProLogis' status as a real estate investment trust.

   Any transfer of ProLogis' shares that would:

  (1) create a direct or indirect ownership of shares in excess of the ownership limit or excess holder limits;

  (2) result in ProLogis' shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code;

  (3) result in ProLogis being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code;

  (4) result in a Non-U.S. person, other than Security Capital Group, owning 50% or more of the market value of the issued and outstanding ProLogis shares;

  (5) create an ownership of shares by a party that has a 9.9% or greater interest in a tenant of ProLogis; or

  (6) result in the disqualification of ProLogis as a real estate investment trust under the Internal Revenue Code.

will not have any effect, and the intended transferee will acquire no rights to the shares.

   These restrictions on transferability and ownership will not apply if ProLogis' board of trustees determines that it is no longer in the best interests of ProLogis to attempt to qualify, or to continue to qualify, as a real estate investment trust under the Internal Revenue Code.

   Notwithstanding the previous restrictions, any purported transfer of ProLogis' shares or event which would

  (1) result in a person owning ProLogis' shares in excess of the ownership limit or the existing holder limits;

  (2) cause ProLogis to become "closely held" under Section 856(h) of the Internal Revenue Code;

  (3) result in 50% or more of the outstanding shares being held by a person, as defined in section 7701(a)(30) of the Internal Revenue Code;

  (4) result in 9.9% or more of the outstanding shares being held by a person that constructively owns 9.9% or more of the voting power, shares or assets of a ProLogis tenant; or

  (5) result in the disqualification of ProLogis as a real estate investment trust under the Internal Revenue Code will result in those shares being constituting excess shares which will be transferred pursuant to ProLogis' declaration of trust to a party not affiliated with ProLogis designated by ProLogis as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by ProLogis' board of trustees as the charitable beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these excess shares are held in trust, ProLogis will pay any distributions on the excess shares to the trust for the benefit of the charitable beneficiary and the excess shares may only be voted by the trustee for the benefit of the charitable beneficiary.

   Subject to the ownership limit, the trustee will transfer the excess shares at the direction of ProLogis to any person if the excess shares would not be excess shares in the hands of that person. The purported transferee will receive the lesser of:

  (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

  (2) the price received from the sale or other disposition of the excess shares.

Any dividend or distribution paid to the purported transferee which the purported transferee was obligated to repay to the trustee, shall be subtracted from this payment.

   The trustee will pay any proceeds from the sale or other disposition of the excess shares in excess of the amount payable to the purported transferee to the charitable beneficiary. In addition, ProLogis will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

  (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

  (2) the fair market value of the excess shares on the date ProLogis elects to purchase them.

   Fair market value, for these purposes, means the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if those shares are not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares are not then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by ProLogis' board of trustees.

   From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above; however, the purported transferee remains entitled to liquidation distributions. If the purported transferee receives any distributions on excess shares prior to ProLogis' discovery that those excess shares have been transferred in violation of the provisions of ProLogis' declaration of trust, the purported transferee must repay those distributions to ProLogis upon demand, and ProLogis will pay those amounts to the trust for the benefit of the charitable beneficiary. If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then ProLogis may treat the purported transferee of any excess shares to have acted as an agent on behalf of ProLogis in acquiring those excess shares and to hold those excess shares on behalf of ProLogis.

   All certificates evidencing shares will bear a legend referring to the restrictions described above.

   All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations of the Internal Revenue Code, of the number or value of ProLogis' outstanding shares must give a written notice containing certain information to ProLogis by January 31 of each year. In addition, each shareholder is upon demand required to disclose to ProLogis in writing such information with respect to its direct, indirect and constructive ownership of ProLogis' shares as ProLogis' board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to determine ProLogis' status as a real estate investment trust to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

   The restrictions on share ownership in ProLogis' declaration of trust are designed to protect the real estate investment trust status of ProLogis. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Indemnification of trustees and officers

   The Maryland statutory law governing real estate investment trusts permits a real estate investment trust to indemnify or advance expenses to trustees, officers, employees and agents of the real estate investment trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under ProLogis' declaration of trust, ProLogis is required to indemnify each trustee, and may indemnify each officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of ProLogis or is or was serving at the request of ProLogis as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, limited liability company, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as those expenses are incurred, of each trustee, officer, employee and agent in connection with any of those proceedings. ProLogis' board of trustees believes that the indemnification provision enhances ProLogis' ability to attract and retain superior trustees and officers for ProLogis and its subsidiaries.

   ProLogis has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of the officer or trustee, arising out of any lawsuit or claim against the officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses, the payment of which is judicially determined to be unlawful, relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

Shareholder liability

   Both the Maryland statutory law governing real estate investment trusts and ProLogis' declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ProLogis or ProLogis' board of trustees. ProLogis' declaration of trust further provides that ProLogis shall indemnify and hold each shareholder harmless from and against all claims and liabilities, whether they proceed to judgment or are settled or otherwise brought to a conclusion, to which the shareholder may become subject by reason of his or her being or having been a shareholder and that ProLogis shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability; provided that the shareholder gives ProLogis prompt notice of any such claim or liability and permits ProLogis to conduct the defense of the claim or liability. In addition, ProLogis is required to, and as a matter or practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of ProLogis. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and some statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by ProLogis. Inasmuch as ProLogis carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which ProLogis' assets plus its insurance coverage would be insufficient to satisfy the claims against ProLogis and its shareholders.

DESCRIPTION OF PROVISIONS OF MARYLAND LAW AND OF PROLOGIS' DECLARATION OF TRUST
                                   AND BYLAWS

   The following description of some general provisions of Maryland law and of ProLogis' declaration of trust and bylaws is not complete and you should refer to Maryland law, ProLogis' declaration of trust and ProLogis' bylaws for more information.

Board of trustees

   ProLogis' declaration of trust provides that ProLogis' board of trustees will have not less than three nor more than fifteen trustees, as determined from time to time by ProLogis' board of trustees. The trustees are divided into three classes. Each trustee will hold office for three years and until his or her successor is duly elected and qualifies. The term of the Class I Trustees will expire at the annual meeting of shareholders in 2000, the term of the Class II Trustees will expire at the annual meeting of shareholders in 2001 and the term of the Class III Trustees will expire at the annual meeting of shareholders in 2002. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at that meeting will be elected to hold office for three years. Whenever there is a vacancy or vacancies on the board of trustees, including vacancies resulting from an increase in the number of trustees, the vacancy may be filled at a special meeting of the shareholders called for the purpose of electing trustees to fill the vacancy, by the trustees then in office or at the next annual meeting of the shareholders. Any trustees elected at special meetings of the shareholders to fill vacancies or appointed by the trustees then in office will hold office until the next annual meeting of shareholders.

   The classified board provision may have the effect of making it more difficult for a third party to acquire control of ProLogis without the consent of ProLogis' board of trustees, even if a change in control would be beneficial to ProLogis and its shareholders.

Business combinations

   Under Maryland law, "business combinations," between a Maryland real estate investment trust and an "interested shareholder" or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. A business combination may include including a merger, consolidation, share exchange, or, in some circumstances, an asset transfer or issuance or reclassification of equity securities. After the five-year period, these business combinations must be recommended by the board of trustees of the real estate investment trust and approved by at least 80% of the votes entitled to be cast by shareholders of the real estate investment trust, including at least two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder with whom the business combination is to be effected, unless, among other things, the real estate investment trust's common shareholders receive a minimum price, as defined under Maryland law, for their shares and they receive the consideration in cash or in the same form as previously paid by the interested shareholder for its shares. An "interested shareholder" is a person who either beneficially owns 10% or more of the voting power of the real estate investment trust's outstanding shares or is an affiliate of the real estate investment trust and, at any time during the prior two years, beneficially owned 10% or more of the voting power of the real estate investment trust's then outstanding shares. These provisions of Maryland law do not apply, however, to business combinations which are approved or exempted by the board of trustees of the real estate investment trust prior to the time that the interested shareholder becomes an interested shareholder.

   ProLogis' declaration of trust exempts any business combination with Security Capital Group and its affiliates and successors from these provisions of Maryland law.

Control share acquisitions

   Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders, other than the acquiror or officers or trustees who are employees of the real estate investment trust. "Control shares" are voting shares which, if aggregated with all other voting shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise voting power, would entitle the acquiror to exercise at least one-fifth of the voting power in electing trustees. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of trustees of the real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders' meeting.

   If the shareholders do not approve voting rights at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair market value. Fair market value will be determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares were considered and not approved. If the shareholders approve voting rights for control shares and the acquiror becomes entitled to exercise a majority of the voting power in electing trustees, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of the appraisal rights may not be less than the highest price per share paid by the acquiror for the control shares.

   The control share acquisition law does not apply to shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

   ProLogis' declaration of trust exempts Security Capital Group and its affiliates and successors from these provisions of Maryland law. Additionally, through the bylaws, the board of trustees has provided that these provisions of Maryland will not apply to any acquisition of ProLogis shares by any person. However, this exemption may be repealed, in whole or in part, at any time whether before or after an acquisition of control shares, and upon the repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Amendments to ProLogis' declaration of trust

   Maryland law requires the shareholder of a real estate investment trust to approve any amendment to its declaration of trust, with some exceptions. As permitted by Maryland law, ProLogis' declaration of trust permits ProLogis' board of trustees, without any action by the shareholders, to amend ProLogis' declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class which ProLogis may issue. The board of trustees also may change the par value of any class or series of shares and the aggregate par value of the shares and the board of trustees may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions limitations as to dividends or distributions, qualifications or terms or conditions of the redemption of the shares by filing articles supplementary pursuant to Maryland law. Also, as permitted by Maryland law, ProLogis' declaration of trust permits ProLogis' board of trustees, by a two-thirds vote, to amend ProLogis' declaration of trust to enable ProLogis to qualify as a real estate investment trust. A majority of the votes entitled to be cast by shareholders must approve any other amendment to ProLogis' declaration of trust.

Termination of ProLogis

   ProLogis has a perpetual term and intends to continue its operations for an indefinite time period. However, the ProLogis declaration of trust provides that, subject to the provisions of any class or series of shares at the time outstanding, after approval by a majority of the entire board of trustees, ProLogis may be terminated at any meeting of shareholders called for the purpose of voting on the termination by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote.

   In connection with the termination of ProLogis, the ProLogis declaration of trust provides that the board of trustees, upon receipt of releases or indemnity as they deem necessary for their protection, may, without the need to obtain shareholder approval, convey the property of ProLogis to one or more persons, entities, trusts or corporations for consideration consisting in whole or in part of cash, shares of stock or other property of any kind, and distribute the net proceeds among the shareholders ratably, at valuations fixed by the board of trustees, in cash or in kind, or partly in cash and partly in kind.

Advance notice of trustee nominations and new business

   For a shareholder to properly bring nominations or other business before an annual meeting of shareholders, ProLogis' bylaws require that shareholder to deliver a notice to the secretary, absent specified circumstances, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting setting forth:

  (1) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to that person which is required to be disclosed in solicitations of proxies for the election of trustees, or is otherwise required, pursuant to Regulation 14A of the Securities Exchange Act of 1934;

  (2) as to any other business which the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting that business at the meeting and any material interest of that shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

  (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of that shareholder as they appear on ProLogis' books; and of that beneficial owner, the number of shares of each class of ProLogis which are owned beneficially and of record by that shareholder and that beneficial owner; and in the case of a nomination, a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons pursuant to which the nomination is made by that person, a representation that the shareholder intends to appear in person or by proxy at the meeting, if there is a meeting, to nominate the person named in the notice and any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of trustees pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations of that section.

                        DESCRIPTION OF PARTNERSHIP UNITS

   MIT Unsecured, Inc., a wholly owned subsidiary of ProLogis, is the sole general partner of the partnership and owned approximately 87.0% of the partnership units on August 27, 1999. The remaining partnership units are held by the limited partners of the partnership. The following description of certain general terms and provisions of the partnership units is not complete and you should refer to Delaware law and the partnership's agreement of limited partnership for more information. For a comparison of the voting and other rights of holders of partnership units and holders of common shares you should read the section "Exchange of partnership units--Comparison of ownership of partnership units and common shares."

General

   Holders of partnership units, other than MIT Unsecured in its capacity as general partner, hold limited partnership interests in the partnership, and all holders of partnership units, including MIT Unsecured in its capacity as general partner, are entitled to share in distributions from, and in the profits and losses of, the partnership. MIT Unsecured, as general partner, is entitled to receive 99% of the cash available for distribution after payment of distributions to the partners in proportion to their respective partnership units.

   Holders of partnership units have the rights to which limited partners are entitled under the partnership agreement and Delaware law. The partnership units have not been registered pursuant to Federal or state securities laws and are not listed on any exchange or quoted on any national quotation system. The partnership units cannot be sold, assigned, pledged or otherwise disposed of by a holder unless they are registered under Federal and state securities laws or an exemption from registration is available.

Purpose, business and management

   The purpose of the partnership includes the conduct of any business that may be lawfully conducted by a Delaware limited partnership, except that the business of the partnership may be limited to and conducted in a manner that will permit ProLogis at all times to be classified as a real estate investment trust. Subject to the preceding limitation, the partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in other entities.

   MIT Unsecured, as general partner of the partnership, has the exclusive power and authority to conduct the business of the partnership. However, MIT Unsecured may not do anything which would make it impossible to carry on the partnership's business, possess partnership property for a non-partnership purpose, admit a new partner to the partnership, do anything that would subject a limited partner to unlimited liability enter into any contract or agreement that prohibits or restricts the limited partners ability to exchange its partnership units for ProLogis shares. Additionally MIT Unsecured may not, without the limited partners' consent, amend, modify or terminate the partnership agreement, make a general assignment for the benefits of creditors, institute a proceeding for bankruptcy on behalf of the partnership or transfer its partnership interest or admit any additional or successor general partners. Except for those matters, no limited partner may participate in or exercise control or management over the business of the partnership.

Ability to engage in other businesses; transactions with the general partner and its affiliates

   The partnership agreement does not prohibit MIT Unsecured or ProLogis from engaging in activities or performing services which are competitive with the partnership. Neither MIT Unsecured nor any of its affiliates is required to offer any interest in those activities to the partnership or any of the limited partners.

   The partnership agreement does prohibit MIT Unsecured and ProLogis from engaging in any transactions with or providing services to the partnership except on terms that are fair and reasonable and no less favorable to the partnership than would be obtained from an unaffiliated third party.

Distributions; allocations of income and loss

   The partnership agreement requires the partnership to make fully cumulative quarterly distributions of the partnership's available cash to the limited partner generally in an amount equal to the preferred return per unit for each limited partner multiplied by the number of partnership units owned by the limited partner. The preferred return per unit signifies a dollar amount that the limited partner will receive for each partnership unit that is owns. For example, the preferred return per unit for the sole limited partner is equal to $1.01 and with respect to 1,000 of the partnership units that it owns it is entitled to a distribution of $1,010. In the case of more than one limited partner, the preferred return per unit need not be the same for each limited partner. Additionally, the limited partners will receive any unpaid distributions from previous quarters.

"Available cash" generally means all cash receipts received by the partnership from whatever source plus the amount of any reduction in the reserves of the partnership less partnership expenses, capital expenditures and principal payments and increases in reserves. The partnership will distribute 99% of the available cash remaining after the payment of distributions to the limited partners to MIT Unsecured, as general partner. The remaining 1% will be distributed to all holders of partnership units, including MIT Unsecured, in proportion to the number of partnership units held by each partner.

   The partnership agreement generally provides that 99% of the income and losses of the partnership will be allocated to MIT Unsecured and the remaining 1% of income and losses will be allocated to the holders of partnership units, including MIT Unsecured, in proportion to the number of partnership units held by each.

Borrowing by the partnership

   MIT Unsecured may cause the partnership to borrow money and to issue and guarantee debt as it deems necessary to conduct the business of the partnership. MIT Unsecured also may cause any debt to be secured by mortgages, deeds of trust or other liens or encumbrances on the assets of the partnership. MIT Unsecured also may cause the partnership to borrow money to enable the partnership to make distributions in an amount sufficient to permit ProLogis, so long as it qualifies as a REIT, to avoid the payment of any Federal income tax. MIT Unsecured also may pledge the assets of the partnership to secure a loan or other financing of MIT Unsecured or ProLogis and the proceeds of the loan or financing are not required to be contributed to the partnership.

Reimbursement of general partner

   MIT Unsecured does not receive any compensation for its services as general partner of the partnership. However, as a partner in the partnership, MIT Unsecured does receive distributions from the partnership and is allocated items of partnership profits and losses. In addition, the partnership reimburses MIT Unsecured for all expenses it incurs relating to the partnership's ownership of its assets and the operation of the partnership.

Liability of general partner and limited partners

   MIT Unsecured, as general partner of the partnership, is liable for all general recourse obligations of the partnership to the extent they are not paid by the partnership. MIT Unsecured is not liable for the nonrecourse obligations of the partnership.

   Except for limited circumstances with respect to tax withholdings, the partnership may not require the limited partners to make additional contributions to the partnership. If a limited partner does not take part in the control of the business of the partnership and otherwise acts in accordance with the provisions of the partnership agreement, the liability of the limited partner for obligations of the partnership under the partnership agreement and Delaware law is generally limited, subject to some limited exceptions, to the loss of the limited partner's investment in the partnership represented by his partnership units.

   The partnership is qualified to conduct business in California and may qualify to conduct business in other jurisdictions. In order for the partnership to maintain the limited liability of the limited partners, the partnership may have to satisfy legal requirements of those jurisdictions and other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many states; accordingly, if a court determined that the limited partners' right to make amendments to the partnership agreement or to take other action pursuant to the partnership agreement constituted "control" of the partnership's business for the purposes of the statutes of any relevant state, the limited partners might be held personally liable for the partnership's obligations.

Exculpation and indemnification of the general partner

   MIT Unsecured, as general partner of the partnership, will not be liable to the partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission, if MIT Unsecured acted in good faith. In addition, the partnership is required to indemnify MIT Unsecured and its directors, officers and employees, against all losses and liabilities relating to the operations of the partnership, unless the indemnitee's action or omission was the result of willful misconduct or a knowing violation of the law or the indemnitee actually received an improper personal benefit in violation or breach of the partnership agreement.

   MIT Unsecured, as general partner of the partnership, is not responsible for any misconduct or negligence on the part of any of its agents as long as it appointed the agent in good faith. MIT Unsecured may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and may rely on them as to matters which MIT Unsecured reasonably believes to be within their professional or expert competence.

Sales of assets

   Under the partnership agreement, MIT Unsecured generally has the exclusive authority to determine whether, when and on what terms the partnership will sell or refinance its assets. However, prior to the fifth anniversary of the partnership's acquisition of its original property, MIT Unsecured may not dispose of all or any portion of the property if the disposal of that property would cause the original limited partner to recognize taxable income and, for that five year period, the partnership is required to maintain at least $2,310,000 of indebtedness on that property and give the limited partners an opportunity to assume any economic risk of loss up to $2,310,000 on that property in connection with any refinancing or restructuring of indebtedness on that property. Not withstanding this limitation, the partnership will distribute the proceeds from any sale or refinancing of its assets first to the limited partners to pay any accrued and unpaid distributions. The partnership will distribute 99% of the remaining proceeds to MIT Unsecured, as general partner, and the remaining 1% will be distributed to all holders of partnership units, including MIT Unsecured, in proportion to the number of partnership units held by each partner.

Removal of the general partner; transfer of the general partner's interest

   The partnership agreement provides that the limited partners may not remove MIT Unsecured as general partner of the partnership with or without cause. MIT Unsecured may not transfer any of its partnership interests, except for the transfer of all, but not less than all, of its partnership interests to ProLogis, to a wholly owned subsidiary of ProLogis or in connection with a reclassification, recapitalization, merger, consolidation or sale of all or substantially all of its assets of ProLogis.

Restrictions on transfers of partnership units by limited partners

   A limited partner may transfer its interest in the partnership without the consent of MIT Unsecured provided that:

  . the transferee is an accredited investor within the meaning of Rule 501 promulgated under the Securities Act of 1933,

  . the transfer is not less than the lesser of (A) the greater of 5,000 partnership units or one-third of the partnership units owned by the transferring at the time of the creator of the partnership or (B) all of the remaining partnership units owned by the transferring partner,

  . at the election of MIT Unsecured, the transferee will deliver to MIT
    Unsecured an agreement that within six months of the transfer, the transferee will redeem its shares,

  . the transferee will not make any further transfers of the partnership units, other than to MIT Unsecured, and

  . the transferee assumes the obligations and conditions of the transferring limited partner under the partnership agreement, together with making the representations and warranties set forth in the partnership agreement.

In the event of a transfer of a limited partnership interest, the transferring partner must give MIT Unsecured written notice of the proposed transfer. At that time MIT Unsecured has ten business days to elect to acquire the transferring partners partnership interests at the same price offered to the transferring partner by a third party.

   A transferee of the limited partnership interest may be admitted as a substituted limited partner only with the consent of MIT Unsecured, which consent may be given or withheld by MIT Unsecured in its sole and absolute discretion.

   A transferee who has been admitted as a substituted limited partner in accordance with the partnership agreement has all the rights and powers and is subject to all the restrictions and liabilities of a limited partner under the partnership agreement. If any transferee does not become a substituted limited partner, that transferee has all the rights of an assignee of a limited partnership interest under Delaware law, including the right to receive distributions from the partnership and all allocations of partnership profits and losses but the transferee will not be treated as a holder of the partnership units for any other purpose under the partnership agreement. The transferee is not entitled to vote the transferred partnership units.

   In addition, limited partners may dispose of their partnership units by redeeming them to the partnership. At the option of MIT Unsecured, the partnership may pay the redemption price with ProLogis common shares. See "Exchange of Partnership Units."

Issuance of additional partnership units

   MIT Unsecured may cause the partnership to issue additional partnership units without the consent of limited partners.

Amendments to the partnership agreement

   Amendments to the partnership agreement may be proposed by MIT Unsecured or by limited partners holding 25% or more of the partnership units. Following a proposed amendment, MIT Unsecured will seek the written consent of the limited partners on the proposed amendment or will call a meeting to vote on the amendment. For purposes of obtaining a written consent, MIT Unsecured may require a response within a reasonable specified time, but not less than fifteen days. Failure by a limited partner to respond on time would constitute a consent consistent with MIT Unsecured's recommendation.

Books and records

   The partnership maintains its books and records at the principal office of the partnership which is located at 14100 East 35th Place, Aurora, Colorado 80011. The partnership maintains its books for financial and purposes on an accrual basis in accordance with generally accepted accounting principles or on such other basis as MIT Unsecured determines to be necessary or appropriate.

   As soon as practicable, but in no event later than 120 days after the close of each fiscal year, MIT Unsecured will mail to each limited partner of record as of the close of the fiscal year an annual report for the partnership containing a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year. In addition, MIT Unsecured will mail to each such limited partner an annual report of ProLogis for such fiscal year.

   As soon as practicable, but in no event later than 60 days after the close of each calendar quarter, except the last calendar quarter of each year, MIT Unsecured shall cause to be mail to each limited partner of record as of the last day of the calendar quarter a report containing unaudited financial statements of ProLogis and the partnership and such other information as may be required by applicable law or regulation or as MIT Unsecured determines to be appropriate.

Dissolution, winding up and termination

   The partnership will continue until December 31, 2096, unless it is dissolved earlier pursuant to the partnership agreement. The partnership will be dissolved, and its affairs will be wound up, if any of the following events occur:

  (1) there is an event of withdrawal including bankruptcy, of MIT Unsecured unless within 90 days thereafter, a majority of the remaining partners, in which MIT Unsecured does not own a majority, agree in writing to continue the business of the partnership and to appoint a new general partner;

  (2) an election to dissolve the partnership is made by MIT Unsecured, in its sole and absolute discretion, with or without the consent of the limited partners;

  (3) a court enters a decree of judicial dissolution of the partnership pursuant to Delaware law;

  (4) the partnership sells all or substantially of the assets of the partnership or a related series of transactions occur that result in the sale or disposition of all or substantially all of the assets of the partnership; or

  (5) the redemption, or acquisition by MIT Unsecured, of all of the limited partners' partnership units other than partnership units held by MIT Unsecured.

When the partnership is dissolved, MIT Unsecured, as general partner, or the liquidator will proceed to liquidate the partnership's assets and, after paying the partnership's debts, will distribute the proceeds to the partners according to their capital account balances.

                         EXCHANGE OF PARTNERSHIP UNITS

General

   Any limited partner, beginning on August 20, 1999, the first anniversary of the formation of the partnership, has the right to require the partnership to redeem all or a portion of the partnership units held by such limited partner. If a limited partner makes an election to have its partnership units redeemed, it must exchange at least 5,000 partnership units. In the case of a limited partner that owns less than 5,000 partnership units, the limited partner making the election must exchange all of its partnership units. A limited partner may deliver a notice to redeem partnership interests only once in each consecutive 12-month period.

   On the 30th calendar day after MIT Unsecured's receipt of a notice of redemption, the redeeming limited partner will transfer its partnership units to the partnership. In exchange for each partnership unit being redeemed the limited partner will receive cash in an amount equal to the sum of

  (1) 1.10 multiplied by the average closing price of ProLogis common shares over the 20 trading days on which ProLogis common shares were traded immediately preceding MIT Unsecured's receipt of the notice of redemption, and

  (2) $2.00.

   Upon receipt of a limited partner's redemption notice, MIT Unsecured, at its sole and absolute discretion, may purchase the partnership units included in the notice for cash or, at MIT Unsecured's election, for ProLogis common shares. If MIT Unsecured elects to purchase the partnership units for ProLogis common shares, the limited partner would be entitled to receive 1.10 ProLogis common shares and $2.00 in cash for each tendered partnership unit. At this time, ProLogis anticipates that MIT Unsecured will elect to acquire the partnership units and issue common shares to all limited partners who surrender their partnership units.

   MIT Unsecured only may purchase a limited partner's partnership units if a limited partner has given MIT Unsecured, as general partner, notice of its election to have the partnership redeem such limited partner's partnership units. If MIT Unsecured elects to purchase the partnership units, the partnership will be relieved of any obligation to redeem the partnership units covered by the notice.

   When MIT Unsecured acquires partnership units which are surrendered by limited partners to the partnership, either by issuing common shares or by paying the cash amount, the transaction will be treated as a sale of the partnership units to MIT Unsecured for federal income tax purposes. Beginning on the exchange date, the limited partner's right to receive distributions with respect to the partnership units exchanged or redeemed will cease and, if its partnership units were exchanged for common shares, it will have rights as a shareholder of ProLogis. In the event that all of the partnership units are redeemed, other than partnership units already held by MIT Unsecured, or that MIT Unsecured acquires all of the partnership units, the partnership will be terminated.

Tax consequences of exchange

   The following discussion summarizes certain Federal income tax considerations that may be relevant to a limited partner who exercises his right to require the exchange of his partnership units. Holders of partnership units should carefully review this prospectus, the registration statement of which this prospectus is a part and any applicable prospectus supplement for additional important information about ProLogis and the tax consequences of acquiring, holding and disposing of common shares.

   Tax treatment of exchange of partnership units. If a limited partner exercises its right to exchange its partnership units for common shares, such exchange will be treated by ProLogis, the partnership and the exchanging limited partner for Federal income tax purposes as a sale of partnership units by such limited partner to ProLogis at the time of such exchange. The exchange will be fully taxable to the exchanging limited partner. The amount of taxable gain or loss to an exchanging limited partner will equal the difference between the amount realized for tax purposes and the tax basis in the partnership units exchanged, including partnership units exchanged for common shares and cash, including cash received in lieu of fractional common shares. Such exchanging limited partner will be treated as realizing an aggregate amount equal to the sum of:

  (1) value of the common shares received in the exchange;

  (2) the amount of any partnership liabilities allocable to the exchanged partnership units at the time of the exchange; and

  (3) cash, including any cash received in lieu of fractional common shares.

   It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the value of any common shares received upon such an exchange. In addition, the ability of the limited partner to sell a substantial number of common shares in order to raise cash to pay tax liabilities associated with the exchange of partnership units may be restricted because, as a result of fluctuations in the share price, the price the limited partner receives for such common shares may not equal the value of his partnership units at the time of exchange.

   Except as described below, any gain recognized upon a sale or other disposition of partnership units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a limited partner's share of "unrealized receivables" of the partnership, as defined in Section 751 of the Internal Revenue Code, exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, among other things, amounts that would be subject to depreciation recapture as ordinary income if the partnership had sold its assets at their fair market value at the time of the transfer of a unit, including the recapture of any depreciation on real property held for one year or less.

   Basis of partnership units. In general, a limited partner who contributed a partnership interest or other property in exchange for its partnership units, or who received or was deemed to have received its partnership units upon liquidation of a partnership, has an initial tax basis in its partnership units equal to its basis in the contributed partnership interest or other property or to its basis in its partnership interest at the time of such liquidation, as applicable. A limited partner's initial basis in its partnership units generally is increased by:

  (1) such limited partner's share of the partnership's taxable income; and

  (2) increases in its share of liabilities of the partnership. Generally, such limited partner's basis in its partnership units is decreased, but not below zero, by:

    (A) its share of distributions from the partnership;

    (B) decreases in its share of liabilities of the partnership;

    (C) its share of losses of the partnership; and

    (D) its share of nondeductible expenditures of the partnership that are not chargeable to capital.

   Potential application of the disguised sale regulations to an exchange of partnership units. There is a risk that an exchange of partnership units may cause the original transfer of property to the partnership in exchange for partnership units to be treated as a "disguised sale" of property as of the date of such transfer. The disguised sale regulations generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner, will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership or to another partner such as ProLogis. Further, the disguised sale regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. Transfers within such two-year period which the partner treats as other than a sale are required to be disclosed to the IRS. The disguised sale regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

   Accordingly, if a unit is exchanged, the IRS could contend that the disguised sale regulations apply because, as a result of the exchange, a limited partner receives common shares or cash subsequent to the limited partner previous contribution of property to the partnership. In that event, the IRS could contend that the original transfer of property to ProLogis was taxable, in whole or in part, as a disguised sale under the disguised sale regulations. Any gain recognized thereby may be eligible for installment sale reporting under Section 453 of the Internal Revenue Code, subject to certain limitations.

                              REGISTRATION RIGHTS

   ProLogis and the limited partners are parties to a Registration Rights Agreement which requires ProLogis to register the common shares which the limited partners may receive when they exchange their partnership units. The following description of general terms and provisions of the Registration Rights Agreement is not complete and you should refer to the Registration Rights Agreement for more information.

   The Registration Rights Agreement requires ProLogis to try in good faith to keep the registration statement for the common shares continuously effective until the later of September 1, 2003 or the fourth anniversary of the date upon which the registration statement of which this prospectus is a part is declared effective.

   The Registration Rights Agreement requires the holders of partnership units to pay the first $5,000 of registration expenses and requires ProLogis to pay all remaining registration expenses incurred in registering the common shares, including fees and disbursements of ProLogis' counsel. However, participating limited partners must pay their own brokerage discounts and commissions and the costs, fees and disbursements of their own counsel. The Registration Rights Agreement also requires ProLogis to indemnify the limited partners and their respective directors, officers, employees, agents and partners and any person who controls any limited partner against certain losses, claims, damages, liabilities and expenses arising under the securities laws. Each limited partner must indemnify ProLogis and its trustees, officers, employees and agents and any person who controls ProLogis against certain losses, liabilities, claims, damages, liabilities and expenses arising under the securities laws with respect to written information furnished to ProLogis by that limited partner.

         COMPARISON OF OWNERSHIP OF PARTNERSHIP UNITS AND COMMON SHARES

   Generally, an investment in common shares is substantially equivalent economically to an investment in partnership units. A holder of a common share generally receives the same distribution as a holder of a unit and holders of common shares and partnership units generally share in the risks and rewards of ownership in ProLogis' business. However, there are some differences between owning partnership units and owning common shares which may be material to investors.

   This section describes some of the significant differences between the partnership and ProLogis and compares some of the legal rights associated with owning partnership units and common shares. ProLogis believes that this information may help limited partners of the partnership understand how their investment will be changed if they exchange their partnership units for common shares. However, the limited partners should carefully review this prospectus, the rest of the registration statement of which this prospectus is a part and any applicable prospectus supplement for additional important information about ProLogis.

           The Partnership                             ProLogis

                     Form of Organization and Assets Owned

 The partnership is a Delaware           ProLogis is a Maryland real estate
 limited partnership and owns            investment trust and is qualified as
 interests in various industrial         a real estate investment trust under
 distribution facilities.                the Internal Revenue Code. ProLogis
                                         owns direct and indirect interests
                                         in various distribution facilities.

           The Partnership                             ProLogis

                              Length of Investment

 The partnership will dissolve on        ProLogis has a perpetual term and
 December 31, 2096, although it may      intends to continue its operations
 be dissolved earlier under various      for an indefinite time period.
 circumstances.                          However, the ProLogis declaration of
                                         trust provides that, subject to the
                                         provisions of any class or series of
                                         shares at the time outstanding,
                                         after approval by a majority of the
                                         entire board of trustees, ProLogis
                                         may be terminated at any meeting of
                                         shareholders called for the purpose
                                         of voting on the termination by the
                                         affirmative vote of the holders of
                                         not less than a majority of the
                                         outstanding shares entitled to vote.

                                         In connection with the termination
                                         of ProLogis, the ProLogis
                                         declaration of trust provides that
                                         the board of trustees, upon receipt
                                         of releases or indemnity as they
                                         deem necessary for their protection,
                                         may, without the need to obtain
                                         shareholder approval, convey the
                                         property of ProLogis to one or more
                                         persons, entities, trusts or
                                         corporations for consideration
                                         consisting in whole or in part of
                                         cash, shares of stock or other
                                         property of any kind, and distribute
                                         the net proceeds among the
                                         shareholders ratably, at valuations
                                         fixed by the Board, in cash or in
                                         kind, or partly in cash and partly
                                         in kind.

                       Purpose and Permitted Investments

 The purpose of the partnership          ProLogis' purpose is to invest in
 includes the conduct of any business    notes, bonds, and other obligations
 that may be lawfully conducted by a     secured by mortgages on real
 Delaware limited partnership, except    property and to purchase, hold,
 that the business of the partnership    lease, manage, sell, exchange,
 may be limited to and conducted in a    develop, subdivided and improve real
 manner that will permit ProLogis at     property and interests in real
 all times to be classified as a real    property and in general to do all
 estate investment trust. Subject to     other things in connection with the
 the preceding limitation, the           foregoing and to have and exercise
 partnership may enter into              all powers conferred by Maryland law
 partnerships, joint ventures or         on real estate investment trusts
 similar arrangements and may own        formed under Maryland law, and to do
 interests in other entities.            any or all of the things set forth
                                         in the declaration of trust to the
                                         same extent as natural persons might
                                         or could do. In addition, it is
                                         intended that ProLogis' business be
                                         conducted so that it will qualify as
                                         a real estate investment trust under
                                         the Internal Revenue Code.

           The Partnership                         ProLogis
                               Additional Equity

 Except for limited circumstances        ProLogis' board of trustees has
 with respect to tax withholdings,       discretion to authorize and issue
 the partnership may not require the     equity securities consisting of
 limited partners to make additional     common shares or other types or
 contributions to the partnership. If    classes of securities provided that
 a limited partner does not take part    the total number of shares of
 in the control of the business of       beneficial interest that is issued
 the partnership and otherwise acts      does not exceed 275,000,000.
 in accordance with the provisions of    However, ProLogis' board of trustees
 the partnership agreement, the          may amend ProLogis' declaration of
 liability of the limited partner for    trust without shareholder consent to
 obligations of the partnership under    increase or decrease the aggregate
 the partnership agreement and           number of shares which ProLogis has
 Delaware law is generally limited,      authority to issue.
 subject to some limited exceptions,
 to the loss of the limited partner's
 investment in the partnership
 represented by his partnership
 units. MIT Unsecured may contribute
 any additional funds which it
 determines the partnership requires
 as additional capital contributions
 in return for additional partnership
 units, although MIT Unsecured is not
 required to make any additional
 capital contributions.

                               Borrowing Policies

 MIT Unsecured may cause the             ProLogis' board of trustees may
 partnership to borrow money and to      cause ProLogis to borrow money and
 issue and guarantee debt as it deems    to issue and guarantee debt for the
 necessary for conducting the            purposes of ProLogis; and to
 activities of the partnership. MIT      mortgage or pledge ProLogis' real
 Unsecured also may cause any debt to    and personal property to secure that
 be secured by mortgages, deeds of       debt.
 trust or other liens or encumbrances
 on the assets of the partnership.
 MIT Unsecured also may cause the
 partnership to borrow money to
 enable the partnership to make
 distributions in an amount
 sufficient to permit ProLogis, so
 long as it qualifies as a real
 estate investment trust, to avoid
 the payment of any Federal income
 tax.

            The Partnership
                                                        ProLogis
                               Management Control

 MIT Unsecured, as general partner of    ProLogis' board of trustees has
 the partnership, has the exclusive      exclusive control over ProLogis'
 power and authority to conduct the      business and affairs subject to the
 business of the partnership.            restrictions in ProLogis'
 However, MIT Unsecured may not,         declaration of trust and bylaws. The
 without the written consent of all      trustees are divided into three
 the limited partners, do anything       classes. At each annual meeting of
 which would make it impossible to       the shareholders, the successors of
 carry on the partnership's business,    the class of trustees whose term
 possess partnership property for a      expires at that meeting will be
 non-partnership purpose, admit a new    elected for a three-year term.
 partner to the partnership, do          ProLogis' board of trustees may
 anything that would subject a           alter or eliminate any policies
 limited partner to unlimited            which it adopts without a vote of
 liability or do anything to cause       the shareholders. Accordingly,
 the partnership to be taxed as a        except for their vote in the
 corporation for Federal income tax      elections of trustees, shareholders
 purposes. Except for those matters,     have no control over the ordinary
 no limited partner may participate      business policies of ProLogis.
 in or exercise control or management
 over the business of the                ProLogis and Security Capital Group
 partnership. The partnership            Incorporated, ProLogis' largest
 agreement provides that the limited     shareholder, are parties to a Third
 partners may not remove MIT             Amended and Restated Investor
 Unsecured as general partner of the     Agreement. The investor agreement
 partnership with or without cause.      gives Security Capital Group a right
                                         to nominate up to three trustees,
                                         depending on its level of ownership
                                         of common shares. The investor
                                         agreement provides that, without
                                         first having consulted with Security
                                         Capital Group's nominees to
                                         ProLogis' board of trustees
                                         designated in writing, ProLogis may
                                         not seek board approval of:

                                         (1) ProLogis' annual budget;

                                         (2) incurring expenses in any year
                                             exceeding specific thresholds;

                                         (3) acquisitions or dispositions in
                                             a single transaction or group of
                                             related transactions where the
                                             purchase price exceeds $25
                                             million; and

                                         (4) contracts for investment
                                             management, property management
                                             or leasing services which would
                                             reasonably require ProLogis to
                                             make yearly payments in excess
                                             of $1 million.

                                         ProLogis is not obligated to accept
                                         or follow any advice received from
                                         Security Capital Group in relation
                                         to these matters.

           The Partnership                             ProLogis
                                         Additionally, so long as Security
                                         Capital Group beneficially owns at
                                         least 25% of the outstanding common
                                         shares, Security Capital Group has
                                         the right to approve the following
                                         matters proposed by ProLogis:

                                         (1) subject to some limited
                                             exceptions, the issuance or sale
                                             of any common shares or any
                                             securities convertible into or
                                             exchangeable for common shares
                                             at less than fair market value;

                                         (2) the issuance and sale of any
                                             disqualified shares resulting in
                                             ProLogis' Fixed Charge Coverage
                                             Ratio, as defined in the
                                             investor agreement, being less
                                             than 1.4 to 1.0;

                                         (3) the adoption of any employee
                                             benefit plan pursuant to which
                                             common shares or any securities
                                             convertible into common shares
                                             may be issued and any action
                                             with respect to the compensation
                                             of the senior officers of
                                             ProLogis; and

                                         (4) the incurrence of any additional
                                             indebtedness, including
                                             guarantees and renegotiations
                                             and restructurings of existing
                                             indebtedness, resulting in
                                             ProLogis' interest expense
                                             coverage ratio, as defined in
                                             the investor agreement, being
                                             less than 2.0 to 1.0.

           The Partnership                             ProLogis

                    Management Liability and Indemnification

 MIT Unsecured, as general partner of    Under ProLogis' declaration of
 the partnership, is liable for all      trust, ProLogis is required to
 general recourse obligations of the     indemnify each trustee, and may
 partnership to the extent they are      indemnify each officer, employee and
 not paid by the partnership. MIT        agent to the fullest extent
 Unsecured is not liable for the         permitted by Maryland law, as
 nonrecourse obligations of the          amended from time to time, in
 partnership.                            connection with any threatened,
                                         pending or completed action, suit or
                                         proceeding, whether civil, criminal,
                                         administrative or investigative, by
                                         reason of the fact that he or she
                                         was a trustee, officer, employee or
                                         agent of ProLogis or is or was
                                         serving at the request of ProLogis
                                         as a director, trustee, officer,
                                         partner, employee or agent of
                                         another foreign or domestic
                                         corporation, partnership, joint
                                         venture, limited liability company,
                                         trust, other enterprise or employee
                                         benefit plan, from all claims and
                                         liabilities to which such person may
                                         become subject by reason of service
                                         in that capacity and to pay or
                                         reimburse reasonable expenses, as
                                         those expenses are incurred, of each
                                         trustee, officer, employee and agent
                                         in connection with any of those
                                         proceedings, except for liabilities
                                         and expenses, the payment of which
                                         is judicially determined to be
                                         unlawful, relating to claims under
                                         section 16(b) of the Securities
                                         Exchange Act of 1934 or relating to
                                         judicially determined criminal
                                         violations.

 MIT Unsecured, as general partner of
 the partnership, will not be liable
 to the partnership or any limited
 partner for losses sustained or
 liabilities incurred as a result of     In addition, ProLogis has entered
 errors in judgment or mistakes of       into indemnity agreements with each
 fact or law or of any act or            of its trustees who is not also an
 omission, if MIT Unsecured acted in     officer of ProLogis which provide
 good faith. In addition, the            for indemnification and advancement
 partnership is required to indemnify    of expenses to the fullest extent
 MIT Unsecured and its directors,        permitted by Maryland law in
 officers and employees, against all     connection with any pending or
 losses and liabilities relating to      completed action, suit or proceeding
 the operations of the partnership,      by reason of serving as a trustee
 unless the indemnitee's action or       and ProLogis has established a trust
 omission was the result of willful      to fund payments under the
 misconduct or a knowing violation of    indemnification agreements.
 the law or the indemnitee actually
 received an improper personal
 benefit in violation or breach of
 the partnership agreement.

 MIT Unsecured, as general partner of
 the partnership, is no responsible
 for any misconduct or negligence on
 the part of any of its agents as
 long as it appointed the agent in
 good faith. MIT Unsecured may
 consult with legal counsel,
 accountants, appraisers, management
 consultants, investment bankers and
 other consultants and advisers
 selected by it and may rely on them
 as to matters which MIT Unsecured
 reasonably believes to be within
 their professional or expert
 competence.

           The Partnership                             ProLogis
                            Anti-takeover Provisions

 The partnership agreement provides      In addition to the Maryland
 that the limited partners may not       statutory anti-takeover provisions,
 remove MIT Unsecured as general         ProLogis' declaration of trust and
 partner of the partnership with or      bylaws contain a number of
 without cause.                          provisions that may delay or
                                         discourage an unsolicited proposal
                                         to acquire ProLogis or remove its
                                         management. These provisions
                                         include, among others:

                                         (1) a staggered board;

                                         (2) authorized shares of beneficial
                                             interest which may be issued, in
                                             the discretion of ProLogis'
                                             board of trustees, as preferred
                                             shares of beneficial interest
                                             with superior voting rights to
                                             the common shares;

                                         (3) a shareholder rights plan which
                                             limits the ownership of common
                                             shares by any person or group of
                                             persons;

                                         (4) restrictions on transferability
                                             and ownership of ProLogis'
                                             shares designed to preserve
                                             ProLogis' status as a real
                                             estate investment trust under
                                             the Internal Revenue Code;

                                         (5) the requirement that special
                                             meetings of shareholders only
                                             may be called by a majority of
                                             the trustees or upon the written
                                             request of shareholders holding
                                             a majority of the outstanding
                                             ProLogis shares entitled to
                                             vote; and

                                         (6) a provision providing for the
                                             removal of trustees only for
                                             cause by the affirmative vote of
                                             two-thirds of all votes entitled
                                             to be cast in the election of
                                             trustees or by the trustees then
                                             in office by a two-thirds vote.

                                         For more information on the Maryland
                                         anti-takeover provisions see
                                         "Description of provisions of
                                         Maryland law and of ProLogis'
                                         declaration of trust and bylaws--
                                         Business combinations" and "--
                                         Control share acquisitions." For a
                                         description of the shareholder
                                         rights plan, see "Description of
                                         common shares--Purchase rights."

           The Partnership                             ProLogis
                                 Voting Rights

 The limited partners have voting        Subject to the provisions of
 rights only with respect to the         ProLogis' declaration of trust
 matters described under "--             regarding excess shares, each
 Management Control," the amendments     outstanding share entitles its
 to the partnership agreement            holder to one vote on all matters
 described under "--Amendments to the    submitted to shareholders for vote,
 Partnership agreement" and the          including the election of trustees.
 continuation of the partnership upon    Shareholders of ProLogis have the
 withdrawal of the general partner.      right to vote on, among other
 Otherwise, MIT Unsecured, as general    things, a merger of ProLogis, some
 partner of the partnership, has the     amendments to ProLogis' declaration
 exclusive power and authority to        of trust and the termination of
 conduct the business of the             ProLogis. A trustee may be removed
 partnership.                            only for cause by the shareholders
                                         by the affirmative vote of two-
                                         thirds of all of the votes entitled
                                         to be cast in the election of
                                         trustees or by the trustees then in
                                         office by a two-thirds vote. All
                                         other matters, including a merger of
                                         ProLogis or the election of
                                         trustees, require the affirmative
                                         vote of a majority of the shares
                                         entitled to vote on the matter.
                                         ProLogis' declaration of trust
                                         permits ProLogis' board of trustees
                                         to classify and issue shares of
                                         beneficial interest of ProLogis with
                                         voting rights different than the
                                         common shares.

   Amendments to the Partnership Agreement or ProLogis' Declaration of Trust

 Amendments to the partnership           Maryland law requires the
 agreement may be proposed by MIT        shareholder of a real estate
 Unsecured or by limited partners        investment trust to approve any
 holding 25% or more of the              amendment to its declaration of
 partnership units. Following a          trust, with some exceptions. As
 proposed amendment, MIT Unsecured       permitted by Maryland law, ProLogis'
 will seek the written consent of the    declaration of trust permits
 limited partners on the proposed        ProLogis' board of trustees, without
 amendment or will call a meeting to     any action by the shareholders, to
 vote on the amendment. For purposes     amend ProLogis' declaration of trust
 of obtaining a written consent, MIT     to increase or decrease the
 Unsecured may require a response        aggregate number of shares or the
 within a reasonable specified time,     number of shares of any class which
 but not less than fifteen days.         ProLogis may issue. The board of
 Failure by a limited partner to         trustees also may change the par
 respond on time would constitute a      value of any class or series of
 consent consistent with MIT             shares and the aggregate par value
 Unsecured's recommendation.             of the shares and the board of
                                         trustees may classify or reclassify
                                         any unissued shares from time to
                                         time by setting or changing the
                                         preferences, conversion or other
                                         rights, voting powers, restrictions
                                         limitations as to dividends or
                                         distributions, qualifications or
                                         terms or conditions of the
                                         redemption of the shares by filing
                                         articles supplementary pursuant to
                                         Maryland law. Also, as permitted by
                                         Maryland law, ProLogis' declaration
                                         of trust permits ProLogis' board of
                                         trustees, by a two-thirds vote, to
                                         amend ProLogis' declaration of trust
                                         to enable ProLogis to qualify as a
                                         real estate investment trust. A
                                         majority of the votes entitled to be
                                         cast by shareholders must approve
                                         any other amendment to ProLogis'
                                         declaration of trust.

           The Partnership                             ProLogis

                      Compensation, Fees and Distributions

 MIT Unsecured does not receive any      ProLogis' non-employee trustees
 compensation for its services as        receive an annual retainer and
 general partner of the partnership.     meeting fees for each meeting of the
 However, as a partner in the            board of trustees they attend, which
 partnership, MIT Unsecured does         is paid in common shares. Non-
 receive distributions from the          employee members of ProLogis'
 partnership and is allocated items      investment, compensation, audit and
 of partnership profits and losses.      special committees receive
 In addition, the partnership            additional retainers and fees.
 reimburses MIT Unsecured for all        ProLogis' trustees may also receive
 expenses it incurs relating to the      options under ProLogis' 1997 Long-
 partnership's ownership of its          Term Incentive Plan. ProLogis also
 assets and the operation of the         grants its non-employee trustees
 partnership.                            options to purchase common shares
                                         under ProLogis' Common Share Option
                                         Plan for Outside Trustees.

                             Liability of Investors

 If a limited partner does not take      Both the Maryland statutory law
 part in the control of the business     governing real estate investment
 of the partnership and otherwise        trusts and ProLogis' declaration of
 acts in accordance with the             trust provide that shareholders
 provisions of the partnership           shall not be personally or
 agreement, the liability of the         individually liable for any debt,
 limited partner for obligations of      act, omission or obligation of
 the partnership under the               ProLogis or ProLogis' board of
 partnership agreement and Delaware      trustees. ProLogis' declaration of
 law is generally limited, subject to    trust further provides that ProLogis
 some limited exceptions, to the loss    shall indemnify and hold each
 of the limited partner's investment     shareholder harmless from all claims
 in the partnership represented by       and liabilities to which the
 his partnership units.                  shareholder may become subject by
                                         reason of his or her being or having
                                         been a shareholder and that ProLogis
                                         shall reimburse each shareholder for
                                         all legal and other expenses
                                         reasonably incurred by the
                                         shareholder in connection with any
                                         such claim or liability, provided
                                         that the shareholder gives ProLogis
                                         prompt notice of any such claim or
                                         liability and permits ProLogis to
                                         conduct the defense of the claim or
                                         liability. In addition, ProLogis is
                                         required to, and as a matter or
                                         practice does, insert a clause in
                                         its management and other contracts
                                         providing that shareholders assume
                                         no personal liability for
                                         obligations entered into on behalf
                                         of ProLogis. Nevertheless, with
                                         respect to tort claims, contractual
                                         claims where shareholder liability
                                         is not so negated, claims for taxes
                                         and certain statutory liability, the
                                         shareholders may, in some
                                         jurisdictions, be personally liable
                                         to the extent that those claims are
                                         not satisfied by ProLogis. Inasmuch
                                         as ProLogis carriers public
                                         liability insurance which it
                                         considers adequate, any risk of
                                         personal liability to shareholders
                                         is limited to situations in which
                                         ProLogis' assets plus its insurance
                                         coverage would be insufficient to
                                         satisfy the claims against ProLogis
                                         and its shareholders.

           The Partnership                             ProLogis

                            Review of Investor Lists

                                         Under Maryland law, ProLogis must
                                         provide a list of its shareholders
                                         if it receives a written request
                                         from shareholders who have held, for
                                         at least six months, at least 5% of
                                         the outstanding shares of beneficial
                                         interest of any class of ProLogis'
                                         shares.

                                 Distributions

 The partnership agreement requires      Holders of common shares are
 the partnership to make fully           entitled to such distributions as
 cumulative quarterly distributions      ProLogis' board of trustees may
 of the partnership's available cash     declare from time to time out of
 to the limited partners generally in    funds legally available for the
 an amount equal to the preferred        payment of distributions. If there
 return per unit for each limited        is a liquidation, dissolution or
 partner multiplied by the number of     winding up of ProLogis' affairs, the
 partnership units owned by each         holders of the common shares are
 limited partner, respectively.          entitled to share equally in
 Additionally, the limited partners      ProLogis' assets remaining after
 will receive any unpaid                 ProLogis pays or sets aside assets
 distributions from previous             to pay all liabilities to its
 quarters. The partnership will          creditors and subject to the rights
 distribute 99% of the available cash    of the holders of ProLogis'
 remaining after the payment of          preferred shares. In order to
 distributions to the limited            qualify as a real estate investment
 partners to MIT Unsecured, as           trust, ProLogis must distribute at
 general partner. The remaining 1%       least 95% of its taxable income,
 will be distributed to all holders      excluding capital gains, and any
 of partnership units, including MIT     taxable income, including capital
 Unsecured, in proportion to the         gains, not distributed will be
 number of partnership units held by     subject to corporate Federal income
 each partner.                           tax and may be subject to Federal
                                         excise tax. In addition, ProLogis is
                                         entitled to receive its
                                         proportionate share of distributions
                                         made by the partnership with respect
                                         to the partnership units it holds.

                          Potential Dilution of Rights

 The partnership may issue additional    ProLogis' declaration of trust
 partnership units without the           authorizes ProLogis to issue up to
 consent of limited partners from        275,000 shares of beneficial
 time to time, as MIT Unsecured may      interest, par value $0.01 per share,
 determine is necessary for raising      consisting of common shares,
 additional funds needed by the          preferred shares and such other
 partnership.                            types or classes of shares of
                                         beneficial interest as ProLogis'
                                         board of trustees may create and
                                         authorize from time to time.
                                         ProLogis' board of trustees may
                                         amend ProLogis' declaration of trust
                                         without shareholder consent to
                                         increase or decrease the aggregate
                                         number of shares or the shares of
                                         any class which ProLogis has
                                         authority to issue. On August 26,
                                         1999, 161,418,759 common shares were
                                         issued and outstanding and held of
                                         record by approximately 11,788
                                         shareholders.

             The Partnership                            ProLogis

                                   Liquidity

 A limited partner may transfer its      With some exceptions, persons who
 interest in the partnership without     are not affiliates of ProLogis will
 the consent of MIT Unsecured,           be able to freely transfer their
 provided that the transferee meets      common shares because they have been
 and fulfills the transfer               registered under the Securities Act
 requirements of the partnership         of 1933, subject to the restrictions
 agreement. In order to transfer its     on transferability and ownership of
 interest in the partnership, the        excess shares in ProLogis'
 limited partner must deliver written    declaration of trust. The common
 notice to MIT Unsecured. A              shares are listed on the New York
 transferee of a limited partner may     Stock Exchange.
 be admitted as a substituted limited
 partner only with the consent of MIT
 Unsecured.

 Because no trading market exists for
 the partnership units, the
 partnership units are illiquid. Any
 limited partner, beginning on August
 20, 1999, may redeem at least 5,000
 of its partnership units, and if the
 limited partner does not own at
 least 5,000 partnership units, all
 of its then owned partnership units,
 at any time for cash by delivering a
 notice to MIT Unsecured.

 On the 30th calendar day after MIT
 Unsecured receives the notice, the
 exchanging limited partners will
 transfer their partnership units to
 the partnership and the exchanging
 limited partners will receive cash.

 Upon receipt of a limited partner's
 redemption notice, MIT Unsecured, at
 its sole and absolute discretion,
 may purchase the partnership units
 included in the notice for cash or,
 at MIT Unsecured's election, for
 ProLogis common shares. If MIT
 Unsecured elects to purchase the
 partnership units for ProLogis
 common shares, the limited partner
 would be entitled to receive 1.10
 ProLogis common shares and $2.00 in
 cash for each tendered partnership
 unit. At this time, ProLogis
 anticipates that MIT Unsecured will
 elect to acquire the partnership
 units and issue common shares to all
 limited partners who surrender their
 partnership units.

 MIT Unsecured only may purchase a
 limited partners partnership units
 if a limited partner has given MIT
 Unsecured, as general partner,
 notice of its election to have the
 partnership redeem such limited
 partner's partnership units. If MIT
 Unsecured elects to purchase the
 partnership units, the partnership
 will be relieved of any obligation
 to redeem the partnership units
 covered by the notice.

             The Partnership                            ProLogis

                            Federal Income Taxation

 The partnership is not subject to       ProLogis has elected to be taxed as
 Federal income taxes. Instead, each     a real estate investment trust for
 holder of partnership units includes    Federal income tax purposes for its
 its allocable share of the              taxable year ended December 31,
 partnership's taxable income or loss    1998. So long as it qualifies as a
 in determining its individual           real estate investment trust,
 Federal income tax liability. The       ProLogis will be permitted to deduct
 maximum Federal income tax rate for     distributions paid to its
 the individuals under current law is    shareholders which effectively will
 39.6%. Income and loss from the         reduce the "double taxation" that
 partnership generally is subject to     typically results when a corporation
 the "passive activity" limitations.     earns income and distributes that
 Under the "passive activity" rules,     income to its shareholders in the
 income and loss from the partnership    form of dividends. A qualified real
 and such other partnerships that is     estate investment trust, however, is
 considered "passive income"             subject to Federal income tax on
 generally can be offset against         income that is not distributed and
 income and loss from other              also may be subject to Federal
 investments that constitute "passive    income and excise taxes in some
 activities" unless the partnership      circumstances. The maximum Federal
 is considered a "publicly traded        income tax rate for corporations
 partnership," in which case income      under current law is 35%.
 and loss from the partnership can       Distributions paid by ProLogis will
 only be offset against other income     be treated as "portfolio" income and
 and loss from the partnership or        cannot be offset with losses from
 such other partnerships.                "passive activities." The maximum
                                         Federal income tax rate for
 Cash distributions from the             individuals under current law is
 partnership are not taxable to a        39.6%.
 holder of partnership units except
 to the extent they exceed such          Except to the extent designated as
 holder's basis in its interest in       capital gain dividends,
 the partnership, which will include     distributions made by ProLogis to
 such holder's allocable shares of       its taxable domestic shareholders
 the partnership's nonrecourse debt.     out of current or accumulated
                                         earnings and profits will be taken
 Each year, holders of partnership       into account by them as ordinary
 units will receive a Schedule K-1       income. Distributions that are
 tax form containing detailed tax        designated as capital gain dividends
 information for inclusion in            generally will be taxed as long-term
 preparing their Federal income tax      capital gain, subject to some
 returns.                                limitations. Distributions in excess
                                         of current or accumulated earnings
 Holders of the partnership units are    and profits will be treated as a
 required, in some cases, to file        non-taxable return of basis to the
 state income tax returns and/or pay     extent of a shareholder's adjusted
 state income taxes in the states in     basis in its common shares with the
 which the partnership owns property,    excess taxed as capital gain.
 even if they are not residents of
 those states.                           Each year, shareholders of ProLogis
                                         will receive Form 1099 used by
                                         corporations to report distributions
                                         paid to their stockholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

   ProLogis intends to operate in a manner that permits it to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust. Since these provisions are highly technical and complex, each prospective purchaser of the ProLogis common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the ProLogis common shares.

   Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to ProLogis, ProLogis has been organized in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ending December 31, 1993, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

   This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis' organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis' qualification and taxation as a real estate investment trust will depend upon ProLogis' ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

   In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation," at both the corporate and shareholder levels that generally results from the use of corporations.

   If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

   ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993 and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis' operating results.

   The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of ProLogis

 General

   In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to federal income tax on that portion of its real estate investment trust taxable income or capital gain which is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

   Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect ProLogis' profitability. ProLogis will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if ProLogis has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

  (1) 85% of its real estate investment trust ordinary income for such year;

  (2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

  (3) any undistributed taxable income from prior years,

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

   The Taxpayer Relief Act of 1997 permits a real estate investment trust, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis. ProLogis may also be subject to the corporate "alternative minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for federal income tax purposes and for financial reporting purposes.

   In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

 Share ownership test

   ProLogis' shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust.

Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. Under the Taxpayer Relief Act, for taxable years beginning after August 5, 1997, if ProLogis complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then ProLogis will be treated as meeting such requirement.

   In order to ensure compliance with the 50% test ProLogis has placed restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis' records. A shareholder failing or refusing to comply with ProLogis' written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of ProLogis' stock and other information. In addition, ProLogis' declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of shares of its stock to assure that its qualification as a real estate investment trust will not be compromised.

 Asset tests

   At the close of each quarter of ProLogis' taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. First, at least 75% of the value of ProLogis' total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis' assets generally may be invested without restriction, securities in this class may not exceed either, in the case of securities of any non-government issuer, 5% of the value of ProLogis' total assets, or 10% of the outstanding voting securities of any one issuer.

 Gross income tests

   There are currently two separate percentage tests relating to the sources of ProLogis' gross income which must be satisfied for each taxable year. Prior to taxable years beginning August 5, 1997, there were three separate percentage tests relating to the sources of ProLogis' gross income which must have been satisfied for each prior taxable year. For purposes of these tests, where ProLogis invests in a partnership, ProLogis will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of ProLogis as it has in the hands of the partnership. The three tests are as follows:

   1. The 75% Test. At least 75% of ProLogis' gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

  (1) rents from real property, except as modified below;

  (2) interest on obligations collateralized by mortgages on, or interests in, real property;

  (3) gains from the sale or other disposition of non-"dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis' trade or business;

  (4) dividends or other distributions on shares in other real estate investment trust, as well as gain from the sale of such shares;

  (5) abatements and refunds of real property taxes;

  (6) income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property; and

  (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

   Rents received from a tenant will not however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom ProLogis derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by ProLogis are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation.

   2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis' gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to ProLogis under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by ProLogis to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

   For purposes of determining whether ProLogis complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "--Taxation of ProLogis--General."

   Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

  (1) ProLogis' failure to comply was due to reasonable cause and not to willful neglect;

  (2) ProLogis reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

  (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

   3. The 30% Test. For taxable years beginning prior to August 5, 1997, ProLogis must have derived less than 30% of its gross income for each taxable year from the sale or other disposition of:

  (1) real property held for less than four years, other than foreclosure property and involuntary conversions;

  (2) stock or securities held for less than one year; and

  (3) property in a prohibited transaction.

The 30% gross income test has been repealed by the Taxpayer Relief Act for taxable years beginning after August 5, 1997.

 Annual distribution requirements

   In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 95% of ProLogis' real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 95% of its net income after tax, if any, from foreclosure property, minus the sum of some items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act permits a real estate investment trust, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis.

   ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis' real estate investment trust taxable income on the other hand. To avoid any problem with the 95% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

   If ProLogis fails to meet the 95% distribution requirement as a result of an adjustment to ProLogis' tax return by the Internal Revenue Service, ProLogis may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

 Tax aspects of ProLogis' investments in partnerships

   A significant portion of ProLogis' investments are owned through various limited partnerships. ProLogis will include its proportionate share of each partnership's income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and the assets held by each partnership for purposes of the real estate investment trust asset tests.

   ProLogis' interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis' assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See "--Failure to Qualify" below, for a discussion of the effect of ProLogis' failure to meet such tests. Based on factual representations of ProLogis, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, ProLogis Limited Partnership-I, ProLogis Limited Partnership-II, ProLogis Limited Partnership-III and ProLogis Limited Partnership-IV will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the Internal Revenue Service.

 Failure to qualify

   If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

Taxation of ProLogis' shareholders

 Taxation of taxable domestic shareholders

   As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis' taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis' actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year.

Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

   In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.

   The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

   Shareholders of ProLogis should consult their tax advisor with regard to the application of the changes made by the Internal Revenue Service Restructuring and Reform Act of 1988 with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

 Backup withholding

   ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

 Taxation of tax-exempt shareholders

   The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held real estate investment trust," based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

   However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held real estate investment trust" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held real estate investment trust" is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

 Taxation of foreign shareholders

   ProLogis will qualify as a "domestically-controlled real estate investment trust" so long as less than 50% in value of its Shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

   Distributions of cash generated by ProLogis' real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with ProLogis the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form 4224 with ProLogis claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in some respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1999.

   Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

   The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

Other tax considerations

 Investments in taxable subsidiaries

   ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated or Meridian Refrigerated, Inc. is required to pay federal, state or local taxes, the cash available for distribution by either company to its shareholders will be reduced accordingly.

 Tax on built-in gain

   Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

   Since ProLogis has made this election, if during the "recognition period," being the 10-year period beginning on the first day of the first taxable year for which ProLogis qualifies as a real estate investment trust,

ProLogis recognizes gain on the disposition of any asset held by ProLogis as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over ProLogis' adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because ProLogis acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that ProLogis will pay a substantial corporate level tax on its built-in gain.

 Possible legislative or other actions affecting tax consequences

   Prospective shareholders should recognize that the present federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.

   In this connection, Congress has recently passed the Taxpayer Refund and Relief Act of 1999 which contains several provisions affecting real estate investment trusts. The Taxpayer Refund and Relief Act of 1999, however, has not yet been signed by the President and enacted into law. One provision under the Taxpayer Refund and Relief Act of 1999, if enacted in its present form, would prohibit a real estate investment trust from holding securities representing more than 10% of the vote or value of the outstanding securities of any corporation other than a qualified real estate investment trust subsidiary, another real estate investment trust or corporations known as "taxable REIT subsidiaries." Taxable REIT subsidiaries would be subject to full corporate level taxation on their earnings, but would be permitted to engage in certain types of activities, such as those performed by ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc., which cannot currently be performed by real estate investment trusts or their controlled subsidiaries without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries would be subject to limitations on the deductibility of payments made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary and would be subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust.

   Under the taxable REIT subsidiary provision, ProLogis and each of ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. would be allowed to jointly elect to treat ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. as "taxable REIT subsidiaries," subject to transition rules. Further, although ProLogis owns more than 10% of the value of the outstanding securities of ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. which, absent a taxable REIT subsidiary election, would violate the provisions of the Taxpayer Refund and Relief Act of 1999, the taxable REIT subsidiary provision contains "grandfather" rules which would make the limitations on stock ownership described above inapplicable to ProLogis' ownership of ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc., even in the absence of an election to treat the such companies as "taxable REIT subsidiaries." In such case, however, the taxable REIT subsidiary provision would terminate ProLogis' ability to rely on the grandfather rule if either ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated or Meridian Refrigerated, Inc. were either to engage in new trades or businesses or acquire substantial new assets. Accordingly, in the absence of such an election, the taxable REIT subsidiary provision may limit the future activities and growth of ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. No prediction can be made as to whether either the taxable REIT subsidiary provision described above or any other provision affecting real estate investment trusts will be enacted into law, or the impact of any such legislation on ProLogis' operations.

 State and local taxes

   ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

 Foreign taxes

   Frigoscandia S.A., a Luxembourg corporation, Garonor Holdings S.A., a Luxembourg corporation, Kingspark Holding S.A., a Luxembourg corporation, and ProLogis International Incorporated, a Delaware corporation, and each of their subsidiaries and affiliates, may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

   Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of ProLogis common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                              SELLING SHAREHOLDERS

   Person who receive common shares when they redeem their partnership units and who are not, now or at the time of the redemption, affiliates of ProLogis may resell those common shares without having to register them under the Securities Act of 1933. However, those persons who receive common shares when they redeem their partnership units and who may be affiliates of ProLogis may need to register the resale of those common shares under the Securities Act of 1933. They may use this prospectus and the registration statement of which this prospectus is a part to offer and sell those common shares.

   The table below lists each person who may receive common shares in exchange for partnership units and shows the number of common shares which each person may receive in exchange for their partnership units as well as the total number of common shares each person owned before this offering which includes common shares they could receive by redeeming their partnership units. Because the holders of partnership units may exchange all, some or none of their partnership units and may receive common shares for those partnership units and may then sell all, some or none of their common shares, ProLogis cannot determine the number of common shares which each person will own after this offering. If, however, any person listed below sold all of their common shares, none of them would hold 1% or more of ProLogis' outstanding shares.

                                 Number of Common Shares Total Number of Common
                                  Which May Be Received    Shares Owned Prior
              Name                in Exchange for Units     to this Offering
              ----               ----------------------- ----------------------
      Charles B. Kendall........         10,895                  10,895
      The Evans Family Trust....         10,894                  10,894
      Sam C. Longo, Jr..........          5,447                   5,447
      Darla J. Longo............          5,447                   5,447

                              PLAN OF DISTRIBUTION

   This prospectus relates to the possible issuance by ProLogis of up to 32,683 common shares if, and to the extent that, holders of partnership units redeem their partnership units and ProLogis elects, through its wholly-owned subsidiary MIT Unsecured, to pay for the redemption with common shares. ProLogis will not receive any additional consideration when it issues common shares to the holders of partnership units upon exchange of their partnership units.

   ProLogis has agreed to pay all expenses in excess of $5,000 incurred in registering the common shares, including fees and disbursements of ProLogis' counsel. However, the limited partners must pay the first $5,000 incurred in registering the common shares and their own brokerage discounts and commissions and the costs, fees and disbursements of their own counsel associated with the resale of the common shares. ProLogis estimates that the expenses in connection with the registration of the shares registered hereby will be approximately $32,500.

   The Registration Rights Agreement also requires ProLogis to indemnify the holders of partnership units and their respective directors, officers, employees, agents and partners and any person who controls any limited partner against certain losses, claims, damages, liabilities and expenses arising under the securities laws. Each holder of partnership units must indemnify ProLogis and its trustees, officers, employees and agents and any person who controls ProLogis against certain losses, liabilities, claims, damages, liabilities and expenses arising under the securities laws with respect to written information furnished to ProLogis by that holder of partnership units.

   ProLogis may from time to time issue up to 32,683 common shares upon the exchange of partnership units. ProLogis will acquire one unit in the partnership in exchange for each common share which ProLogis issues to holders of partnership units pursuant to this prospectus. As a result, with each exchange, ProLogis' interest in the partnership will increase. In the event that all of the partnership units are redeemed, other than partnership units already held by MIT Unsecured, or that MIT Unsecured acquires all of the partnership units, either by issuing common shares or by paying the cash amount, the partnership will be terminated.

                                    EXPERTS

   The financial statements and related schedules of ProLogis incorporated by reference in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports. In those reports, Arthur Andersen LLP states that with respect to a subsidiary accounted for under the equity method, its opinion is based on the report of other independent public accountants, namely KPMG. Additionally, the financial statements and related schedules of Meridian Industrial Trust, Inc. for the years ending December 31, 1997 and 1998, which ProLogis has included in its current report on Form 8-K dated April 13, 1999, have been audited by Arthur Andersen LLP. The financial statements and related schedules referred to above have been incorporated by reference in this prospectus and in the registration statement in reliance upon the authority of those firms as experts in accounting and auditing in giving the reports.

   With respect to the unaudited interim financial information for the quarter ended June 30, 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                 LEGAL MATTERS

   The validity of the offered securities will be passed upon for ProLogis by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing ProLogis and some of its affiliates, including Security Capital Group.

                      WHERE YOU CAN FIND MORE INFORMATION

   ProLogis is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800- SEC-0330. Such material can also be obtained from the Securities and Exchange Commission's worldwide web site at http://www.sec.gov. ProLogis' outstanding common shares, Series A cumulative redeemable preferred shares of beneficial interest, Series B cumulative convertible redeemable preferred shares of beneficial interest, Series D cumulative redeemable preferred shares of beneficial interest and Series E cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols "PLD", "PLD-PRA", "PLD-PRB", "PLD-PRD" and "PLD-PRE", respectively, and all such reports, proxy statements and other information filed by ProLogis with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. You can also obtain information about ProLogis at its website, www.prologis.com.

   This prospectus constitutes part of a registration statement on Form S-3 filed by ProLogis with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.

                           INCORPORATION BY REFERENCE

   There are incorporated by reference in this prospectus the following documents previously filed by ProLogis with the Securities and Exchange Commission.

  (a) ProLogis' Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and amended by Form 10-K/A filed April 30, 1999;

  (b) ProLogis' Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, 1999 and June 30, 1999;

  (c) ProLogis' Current Reports on Form 8-K filed March 24, 1999, March 31, 1999, April 13, 1999, April 15, 1999, April 16, 1999 and September 9,
      1999, and Form 8-K/A filed April 22, 1999;

  (d) The description of the common shares contained in ProLogis' registration statement on Form 8-A, as amended; and

  (e) The description of ProLogis' preferred share purchase rights contained in ProLogis' registration statement on Form 8-A, as amended.

The Securities and Exchange Commission has assigned file number 1-12846 to reports and other information that ProLogis files with the Securities and Exchange Commission.

   All documents subsequently filed by ProLogis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   ProLogis will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

    Secretary
    ProLogis Trust
    14100 East 35th Place
    Aurora, Colorado 80011
    (303) 375-9292

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:

                                                                      Selling
                                                          ProLogis  Shareholders
                                                          --------- ------------
      SEC registration fee............................... $  176.27    $  --
      New York Stock Exchange fees.......................    114.39       --
      Transfer agent's fees..............................     2,500       --
      Legal fees and expenses............................    20,000       --
      Accounting fees and expenses.......................     2,500       --
      Miscellaneous expenses.............................  1,709.34     5,000
                                                          ---------    ------
          Total.......................................... $  27,500    $5,000
                                                          =========    ======

Item 15. Indemnification of Trustees and Officers.

   Article 4, Section 10 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

   "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

   Article 4, Section 11 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

   "The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings."

   Article 8, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of officers and employees:

   "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

   Article 8, Section 2 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

   "The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings."

   ProLogis has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its Trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

Item 16. Exhibits.

   See the Exhibit Index which is hereby incorporated herein by reference.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

 (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on September 24, 1999.

                                          ProLogis Trust

                                          By:
                                                 /s/ Edward S. Nekritz
                                             ----------------------------------
                                                   Edward S. Nekritz
                                                 Secretary and Senior Vice
                                                       President

                           SPECIAL POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


               *                     Chairman, Chief Executive     September 24, 1999
____________________________________
         K. Dane Brooksher            Officer and Trustee

               *                     President, Chief Investment   September 24, 1999
____________________________________
        Irving F. Lyons III           Officer and Trustee

               *                     Chief Financial Officer and   September 24, 1999
____________________________________
         Walter C. Rakowich           Managing Director

               *                     Vice President (Principal     September 24, 1999
____________________________________
           Shari J. Jones             Accounting Officer)

               *                     Trustee                       September 24, 1999
____________________________________
         Thomas G. Wattles

                                     Trustee                       September 24, 1999
____________________________________
        Stephen L. Feinberg

               *                     Trustee                       September 24, 1999
____________________________________
          Donald P. Jacobs

               *                     Trustee                       September 24, 1999
____________________________________
          William G. Myers

                                     Trustee                       September 24, 1999
____________________________________
           John E. Robson

               *                     Trustee                       September 24, 1999
____________________________________
         J. Andre Teixeira

             Signature                           Title                    Date
             ---------                           -----                    ----

               *                     Trustee                       September 24, 1999
____________________________________
           John S. Moody

                                     Trustee                       September 24, 1999
____________________________________
         Kenneth N. Stensby

*By:
   /s/ Edward S. Nekritz
-------------------------------
    Edward S. Nekritz
     Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit                                Description
 -------                                -----------
  4.1      Articles of Amendment and Restatement of ProLogis Trust
           (Incorporated by reference to Exhibit 3.1 to ProLogis' Form 10-Q for the period ending June 30, 1999)
  4.1      Amended and Restated Bylaws of ProLogis Trust (Incorporated by
           reference to Exhibit 3.2 to ProLogis' Form 10-Q for the period ending June 30, 1999)
  4.3      Rights Agreement, dated as of December 31, 1993, between ProLogis and State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-78080)
  4.4      First Amendment to Rights Amendment, dated as of February 15, 1995, between ProLogis, State Street Bank and Trust Company and The First
           National Bank of Boston, as successor Rights Agent (Incorporated by reference to exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)
  4.5      Second Amendment to Rights Agreement, dated as of June 22, 1995, between ProLogis State Street Bank and Trust Company and The First
           National Bank of Boston (Incorporated by reference to Exhibit 3.1 to
           ProLogis' Form 10-Q for the quarter ended September 30, 1995)
  4.6      Form of share certificate for Common Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis'
           registration statement No. 33-73382)
  4.7      Form of share certificate for Series A Cumulative Redeemable
           Preferred Shares of Beneficial Interest of ProLogis (Incorporated by
           reference to exhibit 4.7 to ProLogis' Form 8-A registration statement relating to such shares)
  4.8      8.72% Note due March 1, 2009 (Incorporated by reference to exhibit
           4.7 to ProLogis' Form 10-K for the year ended December 31, 1994)
  4.9      Form of share certificate for Series B Cumulative Convertible
           Redeemable Preferred Shares of Beneficial Interest of ProLogis
           (Incorporated by reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)
  4.10     Form of share certificate for Series C Cumulative Redeemable
           Preferred Shares of Beneficial Interest of ProLogis (Incorporated by
           reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended
           December 31, 1996)
  4.11     Form of share certificate for Series D Cumulative Redeemable
           Preferred Shares of Beneficial Interest of ProLogis (Incorporated by
           reference to exhibit 4.21 to ProLogis' registration statement No.
           69001)
  4.12     Form of share certificate for Series E Cumulative Redeemable
           Preferred Shares of Beneficial Interest of ProLogis (Incorporated by
           reference to exhibit 4.22 to ProLogis' registration statement No.
           69001)
  5.1+     Opinion of Mayer, Brown & Platt as to the validity of the shares being offered
  8.1+     Opinion of Mayer, Brown & Platt as to certain tax matters
 15.1+     Letter regarding unaudited interim financial information
 23.1      Consent of Arthur Andersen LLP, Chicago, Illinois
 23.2      Consent of KPMG LLP, Stockholm, Sweden
 23.3+     Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.1)
 24.1+     Power of Attorney
 99.1+     Agreement of Limited Partnership of Meridian Realty Partners, L.P.
 99.2+     Registration Rights Agreement by and between ProLogis Trust and
           Kendall Ontario I

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+Previously filed.